Exhibit 1.1

$165,000,000

Gregg Appliances, Inc.

(an Indiana corporation)

9% Senior Notes due 2013

PURCHASE AGREEMENT

January 27, 2005

January 27, 2005

Wachovia Capital Markets, LLC

As Representative of the several Initial Purchasers

c/o Wachovia	Capital Markets, LLC
One	Wachovia Center
301	South College Street
Charlotte,	North Carolina 28288

Ladies and Gentlemen:

Gregg Appliances, Inc., an Indiana corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to Wachovia Capital Markets, LLC and Jefferies & Company, Inc. (the “Initial Purchasers”), for whom Wachovia Capital Markets, LLC is acting as Representative (in such capacity, the “Representative”), $165,000,000 aggregate principal amount of its 9% Senior Notes due 2013 (the “Notes”), which will be unconditionally guaranteed on a senior basis as to principal, premium, if any, and interest (the “Guarantees”) by HHG Distributing, LLC, an Indiana limited liability company (the “Guarantor”). The Notes will be issued pursuant to an Indenture (the “Indenture”) dated as of the Closing Date (as defined in Section 2) among the Company, the Guarantor and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). This Agreement, the Registration Rights Agreement, between the Initial Purchasers, the Guarantor and the Company, to be dated the Closing Date (the “Registration Rights Agreement”) and the Indenture are hereinafter collectively referred to as the “Offering Documents” and the execution and delivery of the Offering Documents and the issuance and sale of the Notes contemplated herein and therein, and as contemplated in each Memorandum (as defined below), are hereinafter collectively referred to as the “Offering Transactions.”

The Notes (and the related Guarantees) will be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”). The Initial Purchasers have advised the Company that they will offer and sell the Notes purchased by them hereunder in accordance with Section 3 hereof as soon as the Representative deems advisable.

In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum, dated January 14, 2005 (the “Preliminary Memorandum”) and a final offering memorandum, dated the date of this Agreement (the “Final Memorandum” and, together with the Preliminary Memorandum, each a “Memorandum”). Each Memorandum sets forth certain information concerning the Company, the Notes, the Offering Documents and the Offering Transactions. The Company hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Notes by the Initial Purchasers. Except where specifically noted, all references to the “Preliminary Memorandum” shall mean such

Memorandum, as amended and supplemented, as of the date appearing on its cover and all references to the “Final Memorandum” shall mean such Memorandum, as amended and supplemented, as of the date of this Agreement.

As more fully described in each Memorandum, the offering of the Notes is being undertaken in connection with a recapitalization of the Company (the “Recapitalization”), to be effected pursuant to an Agreement and Plan of Merger dated as of October 19, 2004 (the “Merger Agreement”) by and among Gregg Investment Corporation, LLC (“Investor”), a Delaware limited liability company formed by an affiliate of Freeman Spogli & Co., LLC, GIC Corporation, an Indiana corporation and wholly owned subsidiary of Investor (the “Merger Sub”), the Company, and Jerry W. Throgmartin, Gregg William Throgmartin, Kelli Throgmartin Ball, Sandra M. Throgmartin, Janice K. Malone, Monica L. Adams, William G. Throgmartin and Dennis L. May (such individuals collectively, the “Sellers” and each individually, a “Seller”) as amended by Amendment No. 1, dated January 13, 2005. Under the terms of the Merger Agreement, Merger Sub will contribute approximately $111.2 million in equity capital to the Company in cash (the “Equity Contribution”) and Sellers will issue 6% junior subordinated notes to the Company in an aggregate principal amount of $25 million (the “Junior Notes”).

Concurrently with the closing of the offering of the Notes, the Company will enter into a $75 million asset-based senior secured revolving line of credit (the “New Credit Facility”) pursuant to a Loan and Security Agreement with Wachovia Capital Markets, LLC as sole lead arranger and sole bookrunning manager, Congress Financial Corporation (Central), as administrative agent, and the lenders named therein (such Loan and Security Agreement, together with the related security agreements and other agreements and instruments, the “Credit Agreement”).

The Recapitalization, together with the transaction fees and expenses associated therewith, will be financed with the proceeds of the Equity Contribution, the offering of the Notes and borrowings under the New Credit Facility. The Merger Agreement, together with the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company, the Stockholders Agreement, the Registration Rights Agreement and the Junior Notes (as such terms are defined in the Merger Agreement), are hereinafter referred to as the “Recapitalization Documents.”

1. Representations and Warranties of the Company and the Guarantor. The Company and the Guarantor jointly and severally represent and warrant to, and agree with, the Initial Purchasers that:

(a) On the date hereof, the Preliminary Memorandum and the Final Memorandum do not, and will not at the Closing Date contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations or warranties set forth in this paragraph shall not apply to statements in or omissions from either Memorandum made in reliance upon and in conformity with information furnished in writing to the Company by the Initial Purchasers expressly for use therein, as specified in Section 10. The statistical and industry data included in each Memorandum are based on or derived from sources that the Company believes to be reliable and accurate and consent for the use of such data in each Memorandum has been obtained or is not required.

(b) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Indiana. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify or to be in good standing would not have a Material Adverse Effect. “Material Adverse Effect” shall mean a material adverse change in or effect on (i) the business, results of operations, properties, condition (financial or otherwise), whether or not in the ordinary course of business, or (ii) the ability of each of the Company and the Guarantor to perform its obligations under the Notes or the Offering Documents.

(c) Each of the Company and the Guarantor has full power (corporate and other) to own or lease its properties and conduct its business as described in each Memorandum; and each of the Company and the Guarantor has full power (corporate and other) to enter into the Offering Documents and the Recapitalization Documents and carry out all the terms and provisions hereof and thereof to be carried out by them and to consummate the Offering Transactions and the Recapitalization.

(d) All of the issued shares of common stock of the Company have been duly authorized and are validly issued and fully paid and nonassessable; none of the outstanding shares of common stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company. There are no outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any common stock of the Company or the Guarantor other than those described in the Memorandum.

(e) The Guarantor has been duly formed, is validly existing as a limited liability company in good standing under the laws of the jurisdiction of its formation, has the limited liability company power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Except as disclosed in each Memorandum, all of the membership interests of the Guarantor have been duly and validly authorized and issued and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims (other than liens, encumbrances, equities or claims arising under the Company’s existing credit facility or the New Credit Facility).

(f) The Guarantor is not prohibited, directly or indirectly, from paying any dividends to the Company, making any other distribution on the Guarantor’s membership interests, repaying any loans or advances made by the Company or transferring any property or assets to the Company or any other subsidiary of the Company, except as provided by applicable laws or regulations and to the extent provided in the Senior Company’s existing credit facility or the New Credit Facility or the Indenture or as disclosed in the Final Memorandum.

(g) Ernst & Young LLP, which has certified the consolidated financial statements set forth in the Final Memorandum for the fiscal years ended March 31, 2002 and 2003 and delivered a report with respect to such audited consolidated financial statements included in the Final Memorandum, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder.

(h) KPMG LLP, which has certified the consolidated financial statements set forth in the Final Memorandum for the fiscal year ended March 31, 2004 and delivered a report with respect to such audited consolidated financial statements included in the Final Memorandum, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder.

(i) The historical financial statements (including the notes and schedules thereto) of the Company and its consolidated subsidiary included in the Final Memorandum fairly present in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated subsidiary as of the dates and for the periods specified therein; such financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied throughout the periods involved (except as otherwise expressly disclosed in the notes thereto) and comply as to form with the applicable accounting requirements of the Securities Act and the related rules and regulations; the non-GAAP financial measures set forth in each Memorandum comply with Regulation G and Item 10(e) of Regulation S-K; and the pro forma financial information included under the captions “Offering Memorandum Summary—Summary Historical and Pro Forma Consolidated Financial and Other Data” and “Unaudited Pro Forma Consolidated Financial Data” and elsewhere in the Memorandum present fairly the information contained therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein have been properly applied to give effect to the transactions and circumstances referred to therein.

(j) Except as disclosed in the Final Memorandum, since the date of the latest audited financial statement, (i) there has been no development which has had or could reasonably be expected to have a Material Adverse Effect; (ii) none of the Company and the Guarantor have incurred any material liability or obligation, direct or contingent, or entered into any material transaction, in each case, not in the ordinary course of business; and (iii) there has not been any material change in the common stock, short-term debt or long-term debt of the Company and the Guarantor.

(k) The Company maintains a system of internal accounting controls that the management of the Company reasonably believes is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(l) This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor.

(m) The Indenture and the Registration Rights Agreement have been duly authorized by the Company and the Guarantor and, on the Closing Date, will have been duly executed and delivered by the Company and the Guarantor, and will constitute the legal, valid and binding obligations of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or by general equitable principles.

(n) The Indenture, as executed by the Company and the Guarantor, will conform to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(o) The Notes and the Exchange Notes (as defined in the Registration Rights Agreement) have been duly authorized and the Notes, when executed and authenticated in the manner provided for in the Indenture and delivered to and paid for by the Initial Purchasers as provided in this Agreement, and the Exchange Notes, when executed and authenticated in the manner provided for in the Indenture and exchanged for the Notes in accordance with the terms of the Registration Rights Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or by general equitable principles; the Guarantees have been duly authorized and, upon the due issuance and delivery of the Notes or the Exchange Notes, as applicable, and the due endorsement of the Guarantees thereon, will have been duly executed, endorsed and delivered and will constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, and will be entitled to the benefits of and be subject to the provisions of the Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or by general equitable principles.

(p) The execution and delivery of, and the performance of its obligations and the exercise of its rights under, each Offering Document, the New Credit Facility and each Recapitalization Document by the Company and the Guarantor, as applicable, the issuance and sale of the Notes and the Exchange Notes and the compliance by the Company and the Guarantor with the provisions of the Notes, the Exchange Notes and the Guarantees, the consummation of the Offering Transactions and the consummation of the Recapitalization do not and will not (i) conflict with, result in a breach or violation of, or constitute a default under, any indenture, mortgage, deed of trust or loan agreement or any other material agreement or instrument to which the Company or the Guarantor is a party or by which the Company or the Guarantor is bound or to which any of their respective properties is subject, whether with or without the giving of notice or the passage of time or both, (ii) contravene, violate or breach the articles of incorporation or articles of organization or by-laws or operating agreement of the Company or the Guarantor, as applicable, or any statute, rule or regulation or any judgment, order or decree of any governmental authority or court or any arbitrator applicable to the Company or the Guarantor or (iii) require the consent, approval, authorization, order, registration or filing or qualification with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company or the Guarantor, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer or sale of the Notes and by federal and state securities laws with respect to the obligations of the Company and the Guarantor under the Registration Rights Agreement.

(q) The Merger Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or by general equitable principles. To the knowledge of the Company, the Sellers are not in breach of their representations, warranties, or covenants contained in the Merger Agreement.

(r) The Company is, and after giving effect to the Offering Transactions and the Recapitalization will be, Solvent. As used herein, the term “Solvent” means, with respect to an entity on a particular date, that on such date (A) the fair market value of the assets of such entity is greater than the total amount of liabilities (including contingent liabilities) of such entity, (B) the present fair salable value of the assets of such entity is greater than the amount that will be required to pay the probable liabilities of such entity on its debts as they become absolute and matured, (C) such entity is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (D) such entity does not have unreasonably small capital.

(s) No legal or governmental proceedings, investigations or inquiries are pending or, to the Company’s knowledge, threatened to which the Company or the Guarantor is a party or to which any of the properties or assets of the Company or the Guarantor are subject, other than matters adequately and accurately described in each Memorandum or such proceedings, or investigations or inquiries that would not, singly or in the aggregate, result in a Material Adverse Effect.

(t) The Company and its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)), and their respective agents, have not distributed and, prior to the later of (i) the Closing Date and (ii) the completion of the distribution of the Notes (as determined by the Representative in its sole discretion), will not distribute any offering material in connection with the offering and sale of the Notes other than the Preliminary Memorandum or the Final Memorandum or any amendment or supplement thereto that is approved by the Representative, the approval of which shall not be unreasonably withheld or delayed.

(u) Except as set forth in the Final Memorandum, the Company and the Guarantor have good and marketable leasehold title or title in fee simple to all real property and marketable title to all material personal property owned by each of them, free and clear of any pledge, lien, encumbrance, security interest or other defect or claim of any third party (other than any pledge, lien, encumbrance, security interest or claim arising under or permitted by the Company’s existing credit facility, its inventory financing arrangements or the New Credit Facility, including

“Permitted Encumbrances,” as such term is defined in the New Credit Facility), and all existing leases of the Company and the Guarantor are valid, subsisting and enforceable and, to the knowledge of the Company, there is no default (whether with or without the giving of notice or the passage of time or both) pending or existing under any such lease.

(v) With respect to any employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or the Guarantor maintains, contributes to or has any obligation to contribute to, or with respect to which the Company or the Guarantor has any liability, contingent or otherwise (a “Plan”), no “prohibited transaction” (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) has occurred, no “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(c) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred, exists or is reasonably expected to occur with respect to any Plan; each Plan is in compliance in all material respects with applicable law, including ERISA and the Code; none of the Company or the Guarantor (i) has failed to timely make all required contributions to each Plan that is an “employee benefit pension plan” within the meaning of Section 3(2) of ERISA, or (ii) has incurred or expects to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any Plan; and each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or failure to act, which could reasonably be expected to cause the loss of such qualification.

(w) Except as disclosed in each Memorandum, there is no existing, pending or threatened labor dispute involving the employees of the Company.

(x) Except in connection with the transactions contemplated by the Recapitalization, no proceedings for the merger, consolidation, liquidation or dissolution of the Company or the Guarantor or the sale of all or a material part of the assets of the Company and the Guarantor or any material acquisition by the Company or any Guarantor are pending.

(y) The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as are prudent for the business in which they is engaged.

(z) The Company and the Guarantor are in compliance with all laws, ordinances, regulations and orders applicable to the Company and the Guarantor and their respective businesses, except for such noncompliance as would not have a Material Adverse Effect, and none of the Company or the Guarantor have received any notice to the contrary; and each of the Company and the Guarantor possesses and is in compliance with the terms of all certificates, authorizations, permits, licenses, approvals, orders and franchises (collectively, “Licenses”) necessary to conduct their respective businesses as currently operated in the manner described in the Final Memorandum and all such Licenses are in full force and effect, except where the failure to be in compliance with such laws, ordinances, regulations and orders or to so comply or possess such Licenses would not have a Material Adverse Effect. No proceeding has been instituted or, to the Company’s knowledge, is threatened or contemplated to terminate, withdraw or cancel or to modify or restrict the scope of such Licenses in any way that would result in a Material Adverse Effect.

(aa) (i) The Company and the Guarantor are and have been in compliance with all applicable federal, state and local laws, statutes, ordinances, rules, regulations, orders of any governmental authority or court or arbitrator, judgments of any governmental authority or court or arbitrator, decisions of any governmental authority or court or arbitrator and decrees of any governmental authority or court or arbitrator relating to: human health and safety; pollution; management, disposal or release of any chemical substance, product or waste; and protection, cleanup, remediation or corrective action relating to the environment or natural resources (“Environmental Law”);

(ii) The Company and the Guarantor have obtained and is in compliance with the conditions of all permits, authorizations, licenses, approvals and variances necessary under any Environmental Law for the continued conduct in the manner now conducted of their respective businesses (“Environmental Permits”);

(iii) To the knowledge of the Company, there are no past or present conditions or circumstances, including but not limited to pending changes in any Environmental Law or Environmental Permits, that are likely to interfere with the conduct of the business of the Company and the Guarantor in the manner now conducted or which would interfere with compliance with any Environmental Law or Environmental Permits; and

(iv) To the knowledge of the Company, there are no past or present conditions or circumstances at, or arising out of, their respective businesses, assets and properties of the Company and the Guarantor or any business, assets or properties formerly leased, operated or owned by the Company or the Guarantor including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law; (ii) claims arising under any Environmental Law for personal injury, property damage, or damage to natural resources; (iii) liabilities or obligations incurred by the Company or the Guarantor to comply with any Environmental Law; or (iv) fines or penalties arising under any Environmental Law;

except in each case for any noncompliance or conditions or circumstances that, singly or in the aggregate, would not result in a Material Adverse Effect.

(bb) Neither the Company nor the Guarantor is in violation of its articles of incorporation or articles of organization or its bylaws or operating agreement, as applicable, and no default or breach exists, and no event has occurred that, with or without the giving of notice or the lapse of time or both, would constitute a default in the due performance and observation of any term, covenant or condition of any indenture, mortgage, deed of trust, lease, loan agreement, stockholders’ agreement or any other agreement or instrument to which the Company or the Guarantor are a party or by which the Company or the Guarantor are bound or to which any of their respective properties are subject, except in each case for any violation, default, breach or event that, singly or in the aggregate, would not result in a Material Adverse Effect.

(cc) The Company and the Guarantor have filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except in each case for any such assessment, fine or penalty that is currently being contested in good faith and for which the Company and the Guarantor retain adequate reserves, and except in each case for any such assessment, fine or penalty that, singly or in the aggregate, would not result in a Material Adverse Effect.

(dd) Except as disclosed in the Final Memorandum, there are no contracts, agreements or understandings between the Company or the Guarantor and any person granting such person the right to require the Company or the Guarantor to file a registration statement under the Securities Act or to require the Company to include any securities held by any person in any registration statement filed by the Company under the Securities Act.

(ee) Neither the Company nor the Guarantor is, nor after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Final Memorandum will be, an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ff) None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, their Affiliates and persons acting on its or their behalf, as to which no statement is made) has, directly or indirectly engaged in any general solicitation or general advertising (within the meaning of Regulation D) or a public offering within the meaning of Section 4(2) of the Securities Act with respect to the offer and sale of the Notes.

(gg) None of the Company, its Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers, their Affiliates and persons acting on its or their behalf, as to which no statement is made) has, directly or indirectly, engaged in any directed selling efforts with respect to the Notes, and each of them has complied with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.

(hh) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, their Affiliates and persons acting on its or their behalf, as to which no statement is made) has (i) taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes, or (ii) paid or agreed to pay to any person any compensation for underwriting or soliciting another to purchase any securities of the Company (except as contemplated by this Agreement).

(ii) The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(jj) Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 3 hereof and compliance by the Initial Purchasers with the procedures set forth in Section 3 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by this Agreement and disclosed in the Preliminary Memorandum and the Final Memorandum to register the Notes or the related Guarantees under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(kk) None of the Offering Transactions (including, without limitation, the use of proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(ll) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Company of the Notes.

(mm) The Company is not aware of any fact that will prevent the Company from borrowing funds under the New Credit Facility in amounts that are sufficient, together with the proceeds from the Equity Contribution, the Offering Transactions and available cash, to consummate the Recapitalization.

Each certificate signed by any officer of the Company or the Guarantor and delivered to the Initial Purchasers or their counsel shall be deemed to be a representation and warranty by the Company or the Guarantor, as the case may be, to the Initial Purchasers as to the matters covered thereby.

2. Purchase, Sale and Delivery of the Notes. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell $165,000,000 aggregate principal amount of Notes, and each of the Initial Purchasers, severally and not jointly, agrees to purchase from the Company the principal amount of Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto at a purchase price equal to 97.375% of the principal amount thereof (the “Purchase Price”). One or more certificates in definitive form or global form, as instructed by the Representative, for the Notes that the Initial Purchasers have severally agreed to purchase hereunder and in such denomination or denominations and registered in such name or names as the Representative requests, upon notice to the Company not later than one full business day prior to the Closing Date (as defined below), shall be delivered by or on behalf of the Company to the Representative for the respective accounts of the Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Notes to the Initial Purchasers duly paid, against payment by or on behalf of the Initial Purchasers of the Purchase Price therefor by wire transfer in Federal or other funds immediately available to the account of the Company. Such delivery of and payment for the Notes shall be made at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022 at 10:00 A.M., New York City time, on February 3, 2005, or at such other place, time or date as the Representative and the Company may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such certificate or certificates for the Notes available for examination by the Initial Purchasers at the offices of Shearman & Sterling LLP, (“Counsel for the Initial Purchasers”), 599 Lexington Avenue, New York, New York 10022 not later than 10:00 A.M., New York City time, on the business day prior to the Closing Date.

3. Offering of the Notes and the Initial Purchasers’ Representations and Warranties. Each of the Initial Purchasers, severally and not jointly, represents and warrants to and agrees with the Company that:

(a) It is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”).

(b) It, its Affiliates and any person acting on its or their behalf, will offer the Notes only to (A) in the case of solicitations and offers within the United States, persons that it reasonably believes to be QIBs or (B) in the case of solicitations and offers outside the United States, persons other than U.S. persons (“foreign purchasers”, which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act, and the Initial Purchasers has taken or will take reasonable steps to ensure that each purchaser of the Notes is aware that the Notes are being offered and sold in reliance upon the representations and warranties deemed to have been made by such purchaser as provided in the Final Memorandum under the caption “Notice to Investors.”

(c) It, its Affiliates and any person acting on its or their behalf, has not and will not offer or sell the Notes other than in accordance with Rule 144A or Regulation S and, thus, not using any form of general solicitation or general advertising (within the meaning of Regulation D) or in any manner involving a public offering within the meaning of Section 4(2) under the Securities Act.

(d) With respect to offers and sales outside the United States:

(i) at or prior to the confirmation of any sale of any Notes sold in reliance on Regulation S, it, its Affiliates and any person acting on its or their behalf, will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period (as defined in Regulation S) a confirmation or notice substantially to the following effect:

“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, (i) as part of their distribution at any time; or (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes and the Closing Date, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meanings given to them by Regulation S”; and

(ii) it, its Affiliates and any person acting on its or their behalf, has offered the Notes and will offer and sell the Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or Rule 144A; accordingly, such Initial Purchaser has not engaged nor will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and such

Initial Purchaser has complied and will comply with the offering restrictions requirements of Regulation S.

Terms used in this Section 3(d) have the meanings given to them by Regulation S.

(e) It represents and agrees that it and each of its affiliates or any person acting on its or their behalf has not offered or sold and will not offer or sell the Notes in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, including, but not limited to (i) any advertisement, articles, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising,

(f) It represents and agrees that (i) it has not offered or sold and prior to the expiration of a period of six months from the Closing Date, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantor; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

4. Covenants of the Company. The Company covenants and agrees with the Initial Purchasers that:

(a) The Company will prepare the Final Memorandum in the form approved by the Representative and will not amend or supplement the Final Memorandum prior to the distribution of the Notes by the Initial Purchasers without first furnishing to the Representative a copy of such proposed amendment or supplement and will not use any amendment or supplement without the consent of the Representative, which consent shall not be unreasonably withheld or delayed.

(b) The Company will furnish to the Initial Purchasers and to Counsel for the Initial Purchasers as soon as available and during the period referred to in paragraph (c) below, without charge, as many copies of the Final Memorandum and any amendments and supplements thereto as it reasonably may request.

(c) At any time prior to the completion of the distribution of the Notes by the Initial Purchasers, if any event occurs or condition exists as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Initial Purchasers of the same; (ii) subject to the requirements of paragraph (a) of this Section 4, prepare and provide to the Initial Purchasers, at the Company’s own expense, an amendment or supplement to the Final Memorandum to correct such statement or omission or effect such compliance; and (iii) supply such supplemented or amended Final Memorandum to the Initial Purchasers and Counsel for the Initial Purchasers, without charge, in such quantities as may be reasonably requested.

(d) The Company will use its best efforts to (i) qualify the Notes and the Guarantees for sale by the Initial Purchasers under the laws of such jurisdictions as the Representative may designate and (ii) maintain such qualifications for so long as required for the sale of the Notes by the Initial Purchasers. The Company will promptly advise the Initial Purchasers of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. Notwithstanding the foregoing, nothing contained in this Section 4(d) shall require the Company or the Guarantor to qualify to do business in any jurisdiction in which they are not so qualified as of the date hereof, to file any general consent to service of process or to take any action that would subject them to taxation or service of process in suits, other than those actions arising out of the offering or sale of the Notes or the Guarantees, in any jurisdiction where they are not so subject as of the date hereof.

(e) At any time prior to the completion of the distribution of the Notes by the Initial Purchasers, the Company will deliver to the Initial Purchasers such additional information concerning the business and financial condition of the Company as the Initial Purchasers may from time to time reasonably request and shall, to the utmost extent practicable, notify the Representative prior to publishing or announcing (by filing with any regulatory authority or securities exchange or by publishing a press release or otherwise) any information that would reasonably be expected to be material to an investor or prospective purchaser of the Notes. The Company will likewise notify the Initial Purchasers of (i) any decrease in the rating of the Notes or any other debt securities of the Company by any nationally recognized statistical rating organization (as defined in Rule 436(g)(2) under the Securities Act) or (ii) any notice or public announcement given of any intended or potential decrease in any such rating or that any such securities rating agency has under surveillance or review, with possible negative implications, its rating of the Notes, as soon as the Company becomes aware of any such decrease, notice or public announcement.

(f) Until the earlier of two years after the Closing Date and the date on which there are no remaining “Transfer Restricted Notes” (as defined in the Registration Rights Agreement), the Company will not, and will not permit any of its Affiliates to, resell any of the Notes that have been acquired by any of them, other than pursuant to an effective registration statement under the Securities Act or in accordance with Rule 144 under the Securities Act.

(g) Except as contemplated in the Registration Rights Agreement, none of the Company or any of its Affiliates, nor any person acting on its or their behalf (other than the Initial Purchasers or any of their respective Affiliates, as to which no statement is made) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances or in a manner that would require the registration of the Notes under the Securities Act.

(h) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers or any of their respective Affiliates, as to which no statement is made) will, directly or indirectly, engage in any general solicitation or general advertising (within the meaning of Regulation D) or a public offering within the meaning of Section 4(2) of the Securities Act with respect to the offer and sale of the Notes.

(i) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers or any of their respective Affiliates, as to which no statement is made) will, directly or indirectly, engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and each of them will comply with the offering restrictions requirements of Regulation S.

(j) So long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, at any time that the Company is not then subject to Section 13 or 15(d) of the Exchange Act, the Company will provide at its expense to each holder of the Notes and to each prospective purchaser (as designated by such holder) of the Notes, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. (This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders from time to time, of the Notes.)

(k) The Company will apply the net proceeds from the sale of the Notes as set forth under “Use of Proceeds” in the Final Memorandum.

(l) Until completion of the distribution, neither the Company nor any of its Affiliates will take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(m) The Company will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or options or rights to purchase debt securities of the Company substantially similar to the Notes (other than the Notes offered pursuant to this Agreement) for a period of 120 days after the date hereof, without the prior written consent of the Initial Purchasers.

5. Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company and the Guarantor will pay or cause to be paid all expenses incident to the performance of their obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel, the Trustee and Trustee’s counsel and the Company’s accountants in connection with the issuance, sale and delivery of the Notes and their fees or expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Notes to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) all expenses in connection with the qualification of the Notes for offer and sale under state securities laws as provided in Section 4(d) hereof, including filing fees and the reasonable disbursements of Counsel for the Initial Purchasers in connection with such qualification, (iv) any fees charged by rating agencies for the rating of the Notes, (v) the fees and expenses, if any, incurred in connection with the admission of the Notes for trading in PORTAL or any appropriate market system, (vi) the costs and charges of any transfer agent, registrar or depositary, (vii) all costs and expenses relating to investor presentations, including any “road show” presentations undertaken in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, and one-half of all reasonable travel (including the use of the corporate airplane of the Company) and lodging expenses of the representatives (including the Initial Purchasers) and officers of the Company and any such consultants, and (viii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that the Initial Purchasers will pay the fees and disbursements of their counsel and one-half of all reasonable travel (including the use of the corporate airplane of the Company) and lodging expenses of the representatives (including the Initial Purchasers) and officers of the Company and any such consultants.

6. Conditions to the Initial Purchasers’ Obligations. The obligations of the Initial Purchasers to purchase and pay for the Notes shall be subject to the accuracy of the representations and warranties of the Company in Section 1 hereof, in each case as of the date hereof and as of the Closing Date, as if made on and as of the Closing Date, to the accuracy of the statements of the Company’s officers made pursuant to the provisions hereof, to the performance by the Company of its covenants and agreements hereunder and to the following additional conditions:

(a) The Initial Purchasers shall have received an opinion, dated the Closing Date, of Ice Miller, Indiana counsel for the Company in the substance set forth in Exhibit A hereto.

(b) The Initial Purchasers shall have received an opinion, dated the Closing Date, of Bingham McCutchen LLP, New York counsel for the Company in the substance set forth in Exhibit B hereto.

(c) The Initial Purchasers shall have received an opinion, dated the Closing Date, of Shearman & Sterling LLP, Counsel for the Initial Purchasers, with respect to the issuance and sale of the Notes and such other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents as it may reasonably request for the purpose of enabling it to pass upon such matters.

(d) The Initial Purchasers shall have received (i) on each of the date hereof and the Closing Date a letter, dated such date, in form and substance satisfactory to the Initial Purchasers and Counsel for the Initial Purchasers, from KPMG LLP, an independent registered public accounting firm, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information for the fiscal year ended March 31, 2004 contained in the Final

Memorandum; provided that the letter shall use a “cut-off date” within three days of the date of such letter and (ii) on the date hereof a letter, dated such date, in form and substance satisfactory to the Initial Purchasers and Counsel for the Initial Purchasers, from Ernst & Young LLP, an independent registered public accounting firm, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information for the fiscal years ended March 31, 2002 and 2003 contained in the Final Memorandum. References to the Final Memorandum in this paragraph (d) with respect to either letter referred to above shall include any amendment or supplement thereto at the date of such letter.

(e) (i) Neither the Company nor the Guarantor, shall have sustained, since the date of the latest audited financial statements included in the Final Memorandum (exclusive of any amendment or supplement thereto subsequent to the date of the Final Memorandum), any loss or interference with their respective businesses or properties from fire, explosion, flood, accident or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree (whether domestic or foreign) otherwise than as set forth in the Final Memorandum (exclusive of any amendment or supplement thereto subsequent to the date of the Final Memorandum); and (ii) since the respective dates as of which information is given in the Preliminary Memorandum or the Final Memorandum, there shall not have been any change in the common stock or long-term debt of the Company and the Guarantor, or any event that would have a Material Adverse Effect on the Company and the Guarantor, considered as one enterprise, whether or not in the ordinary course of business, otherwise than as set forth in each such Memorandum (exclusive of any amendment or supplement thereto subsequent to the date of the Final Memorandum), the effect of which, in any such case described in clause (i) or (ii), is, in the sole judgment of the Representative, so material and adverse as to make it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner described in the Final Memorandum (exclusive of any amendment or supplement thereto subsequent to the date of the Final Memorandum).

(f) The Initial Purchasers shall have received a certificate, dated the Closing Date and in form and substance satisfactory to the Initial Purchasers, of the Chief Executive Officer and the President and Chief Operating Officer of the Company as to the accuracy of the representations and warranties of the Company in this Agreement at and as of the Closing Date; that the Company has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date; and as to the matters set forth in Section 6(e).

(g) The Notes shall have received ratings of not less than B3 by Standard & Poor’s and B- by Moody’s, and, at or prior to the Closing Date, there shall not have been any decrease in the rating of the Notes or any of the Company’s other debt securities by any “nationally recognized statistical rating agency”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, and no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its ratings of the Notes or any of the Company’s other debt securities or any notice or public announcement given of any intended or potential decrease in any such rating.

(h) The Notes shall have been designated for trading on PORTAL.

(i) The Notes shall be eligible for clearance and settlement through the Depository Trust Company.

(j) Concurrently with the closing of the Offering Transaction, the New Credit Facility, with terms substantially the same as those described in the Final Memorandum, shall have been executed and delivered by the parties thereto. There shall exist as of the Closing Date no condition that would constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under the New Credit Facility, and the conditions to the initial borrowings thereunder shall have been satisfied by the Company or waived by Congress Financial Corporation (Central) such that the Company shall be eligible to draw down thereunder an amount sufficient, together with the proceeds of the Equity Contribution and the Offering Transactions, to consummate the Recapitalization, all as described in the Memorandum.

(k) Concurrently with the closing of the Offering Transaction and immediately prior to the merger of Merger Sub with and into the Company, GIC shall have made the Equity Contribution to Merger Sub in the amount described in the Final Memorandum.

(l) Concurrently with the closing of the Offering Transaction, the Recapitalization shall have been consummated on terms that conform in all material respects to the description thereof in the Final Memorandum and the Initial Purchasers shall have received true and correct copies of all documents pertaining thereto and evidence reasonably satisfactory to the Initial Purchasers of the consummation of the Recapitalization.

(m) On or before the Closing Date, the Initial Purchasers and Counsel for the Initial Purchasers shall have received such further certificates, documents or other information as they may have reasonably requested from the Company.

7. Indemnification and Contribution. (a) Each of the Company and the Guarantor jointly and severally, agrees to indemnify and hold harmless the Initial Purchasers, their affiliates, directors and officers and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Initial Purchasers against any losses, claims, damages or liabilities, joint or several, to which the Initial Purchasers or such other person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Memorandum or the Final Memorandum or any amendment or supplement thereto, (ii) the omission or alleged omission to state in the Preliminary Memorandum or the Final Memorandum or any amendment or supplement thereto a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and will reimburse, as incurred, the Initial Purchasers and each such other person for any legal or other expenses reasonably incurred by the Initial Purchasers or such other person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, that none of the Company or the Guarantor will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by such

Initial Purchasers through the Representative specifically for use therein as set forth in Section 10 hereof; provided further, however, that that the foregoing indemnity agreement with respect to losses, claims, damages or liabilities shall not inure to the benefit of the Initial Purchasers (or any person controlling the Initial Purchasers) with respect to any losses, claims, damages arising out of or based upon (x) any untrue statement or alleged untrue statement of any material fact in the Preliminary Memorandum or (y) the omission or alleged omission to state in the Preliminary Memorandum a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, if: (1) the Company furnished sufficient copies of the Final Memorandum on a timely basis to permit delivery of the Final Memorandum to all persons purchasing Notes from the Initial Purchaser in the initial resale of such Notes (such persons “Initial Resale Purchasers”) at or prior to the written confirmation of the sale of the Notes to such person; (2) the Initial Resale Purchaser asserting such losses, claims, damages or liabilities purchased Notes in the initial resale from the Initial Purchaser and a copy of the Final Memorandum was not sent or given by or on behalf of such Initial Purchaser to such Initial Resale Purchaser; and (3) the Final Memorandum would have cured the defect giving rise to such losses, claims, damages or liabilities.

(b) Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company and the Guarantor and their respective affiliates, directors, officers, and each person, if any, who controls any of the Company and the Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company, the Guarantor, any such affiliates, directors or officers or such controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Memorandum or the Final Memorandum or any amendment or supplement thereto, or (ii) the omission or alleged omission to state in the Preliminary Memorandum or the Final Memorandum or any amendment or supplement thereto a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its affiliates by the Initial Purchasers through the Representative specifically for use therein as set forth in Section 10 hereof and, subject to the limitation set forth immediately preceding this clause, will reimburse as incurred, any legal or other expenses reasonably incurred by the Company, the Guarantor or any such affiliates, directors or officers or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with, any such loss, claim, damage, liability or action in respect thereof.

(c) Promptly after receipt by any person to whom indemnity may be available under this Section 7 (the “indemnified party”) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any person from whom indemnity may be sought under this Section 7 (the “indemnifying party”), notify such indemnifying party of the commencement thereof; but the failure so to notify such indemnifying party will not relieve such indemnifying party from any liability which it may have to such indemnified party otherwise than under this Section 7. In case any such action is brought against any indemnified party, and such indemnified party notifies the relevant indemnifying party of the commencement thereof, such indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, jointly with any other indemnifying party similarly notified, with counsel satisfactory to such indemnified party; provided, however, that if the named parties in any such action (including impleaded parties) include both the indemnified party and the indemnifying party and the indemnified party shall have concluded, based on advice of outside counsel, that there may be one or more legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party or that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from an indemnifying party to an indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, such indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) such indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence or (ii) such indemnifying party does not promptly retain counsel satisfactory to such indemnified party or (iii) such indemnifying party has authorized the employment of counsel for such indemnified party at the expense of the indemnifying party. After such notice from an indemnifying party to an indemnified party, such indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the written consent of such indemnifying party. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by (i), (ii) or (iii) of the third sentence of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (y) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. An indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the indemnified party or any other person that may be entitled to indemnification hereunder is a party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the indemnified party and such other persons from all liability arising out of such claim, action, suit or proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

(d) (i) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 7 is unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (including, without limitation, any legal or other expenses incurred in connection with defending or investigating any action or claim) (or actions in respect thereof) (“Losses”), the Company and the Guarantor, on the one hand, and the Initial Purchasers, on the other, in order to provide for just and equitable contribution, agree to contribute to the amount paid or payable by such indemnified party as a result of such Losses to which the Company and the Guarantor, on the one hand, and the Initial Purchasers, on the other, may be subject, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor, on the one hand, and the Initial Purchasers, on the other, from the offering of the Notes or (ii) if the allocation provided by the foregoing clause (i) is unavailable for any reason, not only such relative benefits but also the relative fault of the Company and the Guarantor, on the one hand, and the Initial Purchasers, on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such Losses. The relative benefits received by the Company and the Guarantor, on the one hand, and the Initial Purchasers, on the other, shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchasers from the Company in connection with the purchase of the Notes hereunder. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Guarantor or the Initial Purchasers, the parties’ intent, relative knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances. The Company, the Guarantor and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation (even if the Initial Purchasers was treated as one entity for such purpose) that does not take into account the equitable considerations referred to above. Notwithstanding any other provision of this paragraph (d), the Initial Purchasers shall not be obligated to make contributions hereunder that in the aggregate exceed the total underwriting discounts and commissions received by the Initial Purchasers from the Company in connection with the purchase of the Notes hereunder, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ respective obligations to contribute hereunder are several in proportion to their respective obligations to purchase Notes as set forth on Schedule I hereto and not joint. For purposes of this paragraph (d), each person, if any, who controls the Initial Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other person listed in Section 7(a) hereof shall have the same rights to contribution as the Initial Purchasers, and each affiliate, director or officer of the Company, the Guarantor and each person, if any, who controls the Company or the Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company and the Guarantor.

(e) The obligations of the Company and the Guarantor under this Section 7 shall be in addition to any obligations or liabilities that the Company and the Guarantor may otherwise have and the obligations of the respective Initial Purchasers under this Section 7 shall be in addition to any obligations or liabilities which the Initial Purchasers may otherwise have.

8. Survival. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, the Guarantor, their respective officers and the Initial Purchasers set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, the Guarantor, their respective officers or directors or any controlling person referred to in Section 7 hereof or any Initial Purchasers and (ii) delivery of and payment for the Note. The respective agreements, covenants, indemnities and other statements set forth in Sections 5 and 7 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

9. Termination. (a) The Representative may terminate this Agreement with respect to the Notes by notice to the Company at any time on or prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform in any material respect its obligations under the Offering Documents or to satisfy in any material respect any condition to be performed or satisfied by it hereunder at or prior thereto or if, at or prior to the Closing Date (i) trading in securities generally on the New York Stock Exchange, the NASDAQ National Market or in the over-the-counter market shall have been suspended or minimum or maximum prices shall have been established on any such exchange or market; (ii) there has been a material disruption in commercial banking or securities settlement, payment or clearance services in the United States; (iii) a general banking moratorium shall have been declared by any of federal, New York, Delaware, Indiana or any other state authorities or (iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States, (C) the occurrence of any other calamity or crisis involving the United States or (D) any change in general economic, political or financial conditions which has an effect on the U.S. financial markets or the international financial markets that, in the case of any event described in this clause (iv), in the sole judgment of the Representative, makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner described in the Final Memorandum (exclusive of any amendment or supplement thereto subsequent to the date of the Final Memorandum).

(b) Termination of this Agreement pursuant to this Section 9 shall be without liability of any party to any other party except as provided in Sections 5 and 7 hereof.

10. Defaulting Initial Purchasers. If, on the Closing Date, either Initial Purchaser defaults in the performance of its obligations under this Agreement, the non-defaulting Initial Purchasers shall be obligated to purchase the Notes that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on the Closing Date (the “Remaining Notes”) in the respective proportions that the principal amount of the Notes set opposite the name of each non-defaulting Initial Purchaser in Schedule I hereto bears to the total number of the Notes set opposite the names of all the non-defaulting Initial Purchasers in Schedule I hereto; provided, however, that the non-defaulting Initial Purchasers shall not be obligated to purchase any of the Notes on the Closing Date if the total amount of Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on such date exceeds 10% of the total amount of Notes to be purchased on the Closing Date, and no non-defaulting Initial Purchaser shall be obligated to purchase more than 110% of the amount of Notes that it agreed to purchase on the Closing Date pursuant to this Agreement. If the foregoing maximums are exceeded, the non-defaulting Initial Purchasers, or those other purchasers satisfactory to the Initial Purchasers who so agree, shall have the right, but not the obligation, to purchase, in such proportion as may be agreed upon among them, all the Remaining Notes. If the non-defaulting Initial Purchasers or other Initial Purchasers satisfactory to the Initial Purchasers do not elect to purchase the Remaining Notes, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company, except that the Company will continue to be liable for the payment of expenses to the extent set forth herein.

Nothing contained in this Agreement shall relieve a defaulting Initial Purchaser of any liability it may have to the Company for damages caused by its default. In the event of such default, the Company or the Representative may postpone the Closing Date for up to five full business days in order to effect any changes in the Transaction Documents or in any other document or arrangement that, in the opinion of counsel for the Company or counsel for the Initial Purchasers, may be necessary.

11. Information Supplied by Initial Purchasers. The names of the Initial Purchasers on the cover page of and in the Preliminary Memorandum and the Final Memorandum, and the statements set forth in the 2nd, 3rd and 4th sentences of the 3rd paragraph and the 2nd, 3rd and 4th sentences of the 6th paragraph under the heading “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum, to the extent such statements relate to the Initial Purchasers, constitute the only information furnished by the Initial Purchasers to the Company for the purposes of Sections 1(a) and 7 hereof.

12. Notices. All communications hereunder shall be in writing and (a) if sent to any of the Initial Purchasers, shall be delivered or sent by mail or facsimile transmission and confirmed in writing to each of Wachovia Capital Markets, LLC, One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288-0604, Attention: High Yield Capital Markets with a copy to Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, Attention: Christopher Paci; and (b) if sent to the Company, shall be delivered or sent by mail or facsimile transmission and confirmed in writing to the Company at Gregg Appliances, Inc., 4151 East 96th Street, Indianapolis, Indiana 46240, Attention: Dennis May with a copy to Freeman Spogli & Co., LLC, 599 Lexington Avenue, 18th Floor, New York, New York 10022, Attention: Benjamin D. Geiger.

13. Successors. This Agreement shall inure to the benefit of and shall be binding upon the several Initial Purchasers, the Company and the Guarantor and their respective successors and legal representatives and, except to the extent set forth in Section 4(j) hereof, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the several Initial Purchasers, the Company, the Guarantor and their respective successors and legal representatives, and for the benefit of no other person, except that (i) the indemnities of the Company and the Guarantor contained in Section 7 of this Agreement shall also be for the benefit of any person or persons who control any Initial Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 7 of this Agreement shall also be for the benefit of the affiliates, directors and officers of the Company, the Guarantor and any person or persons who control the Company and the Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act. No purchaser of Notes from any Initial Purchaser shall be deemed a successor to such Initial Purchasers because of such purchase.

14. Applicable Law. This Agreement shall be governed by the laws of the State of New York.

15. Consent to Jurisdiction and Service of Process. (a) All judicial proceedings arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York, which jurisdiction is non-exclusive.

(b) Each party agrees that any service of process or other legal summons in connection with any proceeding may be served on it by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, postage prepaid, addressed to the served party at its address as provided for in Section 11 hereof. Nothing in this Section shall affect the right of the parties to serve process in any other manner permitted by law.

16. Counterparts. This Agreement may be executed in four or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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THE PROVISIONS OF THIS AGREEMENT ARE ACCEPTED AND AGREED TO BY US AS OF THE DATE FIRST ABOVE WRITTEN:

GREGG APPLIANCES, INC.

By:	/s/ Jerry Throgmartin
	Name:	Jerry Throgmartin
	Title:	Chief Executive Officer

HHG DISTRIBUTING, LLC

By:	/s/ Jerry Throgmartin
	Name:	Jerry Throgmartin
	Title:	President

ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN:

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Lewis S. Morris III
	Name:	Lewis S. Morris III
	Title:	Vice President

JEFFERIES & COMPANY, INC.

By:	/s/ Daniel Esters
	Name:	Daniel Esters
	Title:	Managing Director